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                                                                    EXHIBIT 99.1

                    CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                               3RD QUARTER RESULTS

Clifton, New Jersey - January 27, 2006 -- Clifton Savings Bancorp, Inc. (NASDAQ:
CSBK) (the "Company"), the holding company of Clifton Savings Bank, S.L.A. (the "Bank"), today announced the results of its operations for the three and nine months ended December 31, 2005. Net income was $284,000 for the three months ended December 31, 2005, a decrease of $1.135 million, or 80.0%, as compared to $1.419 million for the three months ended December 31, 2004. Net income was $2.785 million for the nine months ended December 31, 2005, a decrease of $967,000, or 25.8%, as compared to $3.752 million for the nine months ended December 31, 2004. Net income decreased over both periods primarily as a result of the expense associated with the granting of stock awards in December 2005 and the immediate vesting of 20% of the stock awards. In addition, net income decreased due to the effect of the increasing short-term interest rate environment on the Company's net interest margin and spread. Both basic and diluted earnings per common share were $0.01 for the three months ended December 31, 2005, as compared to $0.05 for the three months ended December 30, 2004, and $0.10 for the nine months ended December 31, 2005 as compared to $0.13 for the nine months ended December 31, 2004. Dividends per common share were $0.05 for the three months ended December 31, 2005, as compared to $0.03 for the three months ended December 31, 2004, an increase of $0.02, or 66.7%. Dividends per common share were $0.15 for the nine months ended December 31, 2005, as compared to $0.09 for the nine months ended December 31, 2004, an increase of $0.06, or 66.7%.

Net interest income decreased $650,000, or 13.5%, for the three months ended December 31, 2005, to $4.18 million as compared to $4.83 million for three months ended December 31, 2004, reflecting a 37 basis point decrease in the net interest margin coupled with a decrease of $292,000 in net interest-earning assets. Average interest-earning assets increased $20.1 million, or 2.5%, which consisted of increases of $67.9 million in loans and $37.9 million in investment securities, partially offset by decreases of $55.3 million in mortgage-backed securities and $30.4 million in other interest-earning assets. Loans and securities increased primarily due to the redeployment of cash and cash equivalents into higher yielding assets. Average interest-bearing liabilities increased $20.4 million, or 3.3%, which consisted of an increase of $24.7 million in interest-bearing deposits partially offset by a decrease of $4.3 million in borrowings. Net interest margin decreased to 2.03% for the quarter ended December 31, 2005, from 2.40% for the quarter ended December 31, 2004. The net interest rate spread decreased 51 basis points to 1.37%, as the 15 basis point increase to 4.27% in the average yield earned on interest-earning assets was not sufficient to offset the 66 basis point increase to 2.90% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment experienced during the quarter ended December 31, 2005.

Net interest income decreased $431,000, or 3.1%, for the nine months ended December 31, 2005, to $13.443 million as compared to $13.874 million for nine months ended December 31, 2004, reflecting an increase of $6.5 million in net interest-earning assets more than offset by a 28 basis point decrease in the net interest margin. Average interest-earning assets increased $69.4 million, or 9.2%, which consisted of increases of $86.0 million in loans and $38.2 million in investment securities, partially offset by decreases of $21.3 million in mortgage-backed securities and $33.5 million in other interest-earning assets. Loans and securities increased primarily due to the redeployment of cash and cash equivalents into higher yielding assets. Average interest-bearing liabilities increased $62.9 million, or 11.0%, which consisted of increases of $28.6 million in interest-bearing deposits and $34.3 million in borrowed funds. Net interest margin decreased to 2.17% for the nine months ended December 31, 2005, from 2.45% for the nine months ended December 31, 2004. The net interest rate spread decreased 40 basis points to 1.55%, as the 24 basis point increase to 4.25% in the average yield earned on interest-earning assets was not sufficient to offset the 64 basis point increase to 2.70% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment experienced during the nine months ended December 31, 2005.

The $160,000 provision for loan losses recorded during the nine months ended December 31, 2005, and the $10,000 provision recorded during the three months ended December 31, 2005 were the result of the gross loan portfolio increasing $47.1 million, or 13.3%, from $354.6 million at March 31, 2005 to $401.7 million at December 31, 2005. The majority of the increase was in one-to-four-family residential real estate loans, which increased $40.9 million, or 12.2%, for the period. Non-performing loans increased from $1,000 at March 31, 2005 (consisting of one one-to- four family residential real estate loan) to $41,000 at December 31, 2005 (consisting of two one-to- four family residential real estate loans). The percentage of non-performing loans to total loans has been consistently low, remaining at or under 0.01% to total gross loans at both period ends.

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Non-interest expense increased $1.3 million or 51.0%, to $3.85 million for the three months ended December 31, 2005 as compared to $2.55 million for the three months ended December 31, 2004. Non-interest expense increased over the periods primarily as a result of an $861,000 or 62.3% increase in salaries and employee benefits and a $392,000 or 280.0% increase in directors' compensation. These increases were largely due to the granting of stock awards to employees and directors in December 2005, pursuant to the Company's 2005 Equity Incentive Plan and the immediate vesting of 20% of the stock awards. The expense of these awards totaled $898,000 for employees and $398,000 for outside directors. Non-interest expense increased $1.48 million or 19.4%, to $9.09 million for the nine months ended December 31, 2005 as compared to $7.61 million for the nine months ended December 31, 2004. Non-interest expense increased over the periods as a result of increases of $1.03 million or 25.7% in salaries and employee benefits and $375,000 or 90.0% in directors' compensation. The increases in salaries and employee benefits and directors' compensation were mainly attributable to granting and vesting of stock awards as discussed above.

The Company's total assets decreased $4.5 million, or 0.5%, to $837.4 million as of December 31, 2005, from $841.9 million as of March 31, 2005. Net loans increased $45.5 million, or 12.8%, to $399.7 million at December 31, 2005 from $354.2 million at March 31, 2005, primarily due to strong origination volume, which more than offset repayment levels. Securities, including both available for sale and held to maturity issues, decreased $36.3 million, or 8.3%, to $399.6 million at December 31, 2005, from $435.9 million at March 31, 2005, as funds received from repayments were redeployed into higher yielding loans. Cash and cash equivalents decreased by $12.5 million, or 40.2%, to $18.6 million at December 31, 2005, as compared to $31.1 million at March 31, 2005, as cash was redeployed into higher yielding loans.

Total liabilities decreased $177,000, or 0.03%, to $638.5 million at December 31, 2005 from $638.7 million at March 31, 2005. Deposits increased $17.2 million, or 3.1% to $573.7 million at December 31, 2005 from $556.5 million at March 31, 2005, which resulted primarily from offering competitive special rates on select term certificates of deposit. There were no short-term borrowed funds outstanding at December 31, 2005, a decrease of $5.0 million or 100.0% since March 31, 2005. Long-term borrowed funds decreased $11.5 million or 16.5% to $58.7 million at December 31, 2005 from $70.3 million at March 31, 2005. During the nine months ending December 31, 2005, $11.5 million of long-term borrowings were repaid in accordance with their original terms.

Total stockholders' equity decreased $4.3 million, or 2.1%, to $198.9 million at December 31, 2005 from $203.2 million at March 31, 2005. The decrease resulted primarily from the repurchase of 690,925 shares of Company common stock for $7.179 million and cash dividends paid of $1.862 million partially offset by net income of $2.785 million, $570,000 in ESOP shares committed to be released, $1.296 million for the vesting of stock awards in the 2005 Equity Incentive Plan, and a net decrease in unrealized losses of $20,000 on the available for sale securities portfolios.

The Company is the holding company of the Bank, a New Jersey chartered savings and loan association headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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SELECTED  CONSOLIDATED FINANCIAL AND OTHER DATA


                                                    At December 31,         At March 31,
                                                -----------------------------------------------------
                                                        2005                 2005          % Change
                                                --------------------    ---------------   -----------
                                                          (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                           $837,427              $841,877        -0.53%
Loans receivable, net                                   399,673               354,162        12.85%
Cash and cash equivalents                                18,630                31,121       -40.14%
Securities                                              399,643               435,854        -8.31%
Deposits                                                573,650               556,453         3.09%
Borrowed funds                                           58,734                75,263       -21.96%
Total equity                                            198,900               203,173        -2.10%

                                                                 Nine Months
                                                             Ended December 31,
                                                --------------------------------------------------------
                                                      2005                  2004           % Change
                                                ---------------     -----------------    ---------------
                                                           (Dollars in thousands)
OPERATING DATA:
Interest income                                         $26,316               $22,754        15.65%
Interest expense                                         12,873                 8,880        44.97%
                                                ---------------     -----------------
Net interest income                                      13,443                13,874        -3.11%
Provision for loan losses                                   160                   235       -31.91%
                                                ---------------     -----------------
Net interest income after
   provision for loan losses                             13,283                13,639        -2.61%
Noninterest income                                          200                   291       -31.27%
Noninterest expense                                       9,092                 7,611        19.46%
                                                ---------------     -----------------
Earnings before income taxes                              4,391                 6,319       -30.51%
Total income taxes                                        1,606                 2,567       -37.44%
                                                ---------------     -----------------
Net earnings                                             $2,785                $3,752       -25.77%
                                                ===============     =================

                                                                 Three Months
                                                             Ended December 31,
                                                --------------------------------------------------------
                                                      2005                  2004           % Change
                                                ---------------     -----------------    ---------------
                                                           (Dollars in thousands)
OPERATING DATA:
Interest income                                          $8,804                $8,290         6.20%
Interest expense                                          4,623                 3,459        33.65%
                                                ---------------     -----------------
Net interest income                                       4,181                 4,831       -13.45%
Provision for loan losses                                    10                    35       -71.43%
                                                ---------------     -----------------
Net interest income after
   provision for loan losses                              4,171                 4,796       -13.03%
Noninterest income                                           60                   139       -56.83%
Noninterest expense                                       3,846                 2,546        51.06%
                                                ---------------     -----------------
Earnings before income taxes                                385                 2,389       -83.88%
Total income taxes                                          101                   970       -89.59%
                                                ---------------     -----------------
Net earnings                                               $284                $1,419       -79.99%
                                                ===============     ==================

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
                                                           At or For the Nine               At or For the Three
                                                             Months Ended                       Months Ended
                                                              December 31,                       December 31,
                                                       ---------------------------------------------------------------
                                                          2005            2004               2005             2004
                                                          ----            ----               ----             ----
Performance Ratios (1):
Return on average assets                                  0.44%           0.64%              0.13%            0.69%
Return on average equity                                  1.85%           2.49%              0.57%            2.81%
Interest rate spread (2)                                  1.55%           1.95%              1.37%            1.88%
Net interest margin (3)                                   2.17%           2.45%              2.03%            2.40%
Noninterest expense to average assets                     1.43%           1.30%              1.82%            1.23%
Efficiency ratio (4)                                     66.64%          53.98%             90.69%           51.92%
Average interest-earning assets to
   average interest-bearing liabilities                   1.30 x          1.32 x             1.29 x           1.30 x
Average equity to average assets                         23.76%          25.73%             23.46%           24.44%
Basic/diluted earnings per share                         $0.10           $0.13              $0.01            $0.05
Dividends per share                                      $0.15           $0.09              $0.05            $0.03
Dividend payout ratio                                    66.86%          30.33%            211.97%           26.71%

Capital Ratios:
Tangible capital                                         17.16%          17.57%             17.16%           17.57%
Core capital                                             17.21%          17.64%             17.21%           17.64%
Risk-based capital                                       46.76%          52.05%             46.76%           52.05%

Asset Quality Ratios:
Allowance for loan losses as a percent of
   total gross loans                                      0.31%           0.32%              0.31%            0.32%
Allowance for loan losses as a percent of
   nonperforming loans                                 3073.17%       15357.14%           3073.17%        15357.14%
Net charge-offs to average outstanding
   loans during the period                                0.00%           0.00%              0.00%            0.00%
Nonperforming loans as a percent of
   total loans                                            0.01%           0.00%              0.01%            0.00%
Nonperforming assets as a percent of
   total assets                                           0.00%           0.00%              0.00%            0.00%

Other Data:
Number of:
   Real estate loans outstanding                         2,256           2,135              2,256            2,135
   Deposit accounts                                     35,723          34,529             35,723           34,529
   Full service customer service facilities                 10              10                 10               10

________________________________
(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.

CONTACT:

Clifton Savings Bancorp, Inc.
Bart D'Ambra, 973-473-2200